                                                                   Exhibit 99.1


                              H. J. HEINZ COMPANY
   INTRODUCTION TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements of the H. J. Heinz Company ("Heinz") adjust the historical financial statements of Heinz to give pro forma effect of the following:

     -- The transfer of certain assets and liabilities of Heinz's U.S. tuna, U.S. and Canadian pet food and pet snacks, U.S. private label soup and private label gravy, College Inn broths and U.S. infant-feeding businesses to SKF Foods.

     -- The repayment of approximately $1.1 billion of debt with the cash Heinz received as a result of the merger of SKF Foods, immediately following the transfer, with a wholly-owned subsidiary of Del Monte.

     The unaudited pro forma consolidated balance sheet has been prepared as if the transaction occurred as of October 30, 2002. The unaudited pro forma consolidated statements of income have been prepared as if the transaction occurred as of the beginning of the periods presented.

     The unaudited pro forma statements for the periods presented do not purport to represent what Heinz's results of operations or financial position would actually have been had the transaction occurred on the dates noted above, or to project Heinz's results of operations for any future periods. The pro forma adjustments are based upon available information and upon certain assumptions that Heinz management believes are reasonable under the circumstances. The adjustments are directly attributable to the transaction and are expected to have a continuing impact on the financial position and results of operations of Heinz.

     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and related notes thereto of Heinz included in the 2002 Annual Report filed on Form 10-K and the Quarterly Report filed on Form 10-Q for the quarter ended October 30, 2002.



                               H.J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                        Six months ended October 30, 2002


                                                               Adjustment
                                                                 for the
                                                Historical     Transaction       Pro Forma
                                                ----------     -----------       ----------
                                                             (in thousands)
Sales                                           $4,772,431     $ (833,947)(a)     $3,938,484
Cost of products sold                            3,081,132       (566,306)(b)      2,514,826
                                                ----------     ----------         ----------
Gross profit                                     1,691,299       (267,641)         1,423,658
Selling, general, and administrative expenses      935,842       (139,105)(b)        796,737
                                                ----------     ----------         ----------
Operating income                                   755,457       (128,536)           626,921
Interest income                                     13,011           (396)(c)         12,615
Interest expense                                   140,343        (33,888)(d)        106,455
Other expenses, net                                 33,160          1,822 (e)         34,982
                                                ----------     ----------         ----------
Income before income taxes and effect of
  change in accounting principle                   594,965        (96,866)           498,099
Provision for income taxes                         205,088        (29,898)(f)        175,190
                                                ----------     ----------         ----------
Income before effect of change in
  accounting principle                             389,877        (66,968)           322,909
Effect of change in accounting principle           (77,812)            --            (77,812)
                                                ----------     ----------         ----------
Net income from continuing operations           $  312,065     $  (66,968)        $  245,097
                                                ==========     ==========         ==========
Diluted income before effect of change in
  accounting principle from continuing
  operations per share                          $     1.10                        $     0.91
                                                ==========                        ==========
Diluted income from continuing operations
  per share                                     $     0.88                        $     0.69
                                                ==========                        ==========
Average common shares outstanding
  -- diluted                                       353,438                           353,438
                                                ==========                        ==========
Basic income before effect of change
  in accounting principle from continuing
  operations per share                          $     1.11                        $     0.92
                                                ==========                        ==========
Basic income from continuing operations
  per share                                     $     0.89                        $     0.70
                                                ==========                        ==========
Average common shares outstanding
  -- basic                                         351,121                           351,121
                                                ==========                        ==========

NOTE: For the six months ended October 30, 2002 there were $28.5 million pretax
      ($0.05 earnings per share) of special items in the historical results which all relate to continuing operations. See Heinz's Quarterly report filed on Form 10-Q for the quarter ended October 30, 2002 for further details.

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                              H. J. HEINZ COMPANY
              Unaudited Pro Forma Consolidated Statement of Income
                       Six months ended October 30, 2002

(a) Represents the revenues of Heinz's U.S. tuna, U.S. and Canadian pet food and pet snacks, U.S. private label soup and private label gravy, College Inn broth and U.S. infant feeding businesses, all of which were transferred to SKF Foods as a result of the transaction.

(b) Represents costs directly attributable to the businesses described in (a) above that were transferred to SKF Foods as a result of the transaction.

(c) Represents the interest income directly attributable to the businesses that were transferred to SKF Foods as a result of the transaction.

(d) Represents the interest expense on approximately $1.1 billion of debt that was repaid as a result of the transaction. Based on the outstanding floating rate debt, a variation in interest rates of 1/8% would cause interest expense to fluctuate by an insignificant amount annually.

(e) Represents other miscellaneous expenses directly attributable to those businesses that were transferred to SKF Foods as a result of the transaction.

(f) Represents the tax provision associated with the income before taxes that was transferred to SKF Foods as a result of the transaction.